FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES RECORD FISCAL 2007 SECOND-QUARTER FINANCIAL RESULTS

Second-Quarter Net Earnings up 127.8% to $5,670,000

 Second-Quarter Sales up 30.1% to $74,239,000

Recent Acquisition Adds $8,139,000 to Second-Quarter Sales and Accretive to Earnings

 Management Remains Optimistic about the Fiscal 2007 Outlook

     RACINE, WISCONSIN—January 23, 2007—Twin Disc, Inc. (NASDAQ: TWIN), today reported record financial results for the fiscal 2007 second quarter ended December 31, 2006. Sales, net earnings and diluted earnings per share for the fiscal 2007 second quarter represented the best quarter in the Company’s history.

     Sales for the quarter ended December 31, 2006 improved 30.1 percent to $74,239,000 from $57,051,000 in the same period a year ago. Year-to-date, sales increased 31.3 percent to $140,013,000 from $106,628,000 in the fiscal 2006 first half. The recent BCS Group acquisition contributed $8,139,000 to net sales in the fiscal 2007 second quarter and $14,697,000 to year-to-date sales. Sales continue to benefit from strong demand across all the markets the Company serves, especially from its oil and military customers.

     Gross profit, as a percentage of 2007 second-quarter sales, increased 4.8 percentage points to 32.9 percent from 28.1 percent in the fiscal 2006 second-quarter and gross profit, as a percentage of year-to-date sales, increased 3.4 percentage points to 31.9 percent from 28.5 percent in the same period last fiscal year. Profitability continued to improve from the implementation of cost reduction programs, manufacturing efficiencies, a better product mix and selective price increases.

     Net earnings for the second quarter increased 127.8 percent, or $3,181,000 to $5,670,000, or $0.96 per diluted share, compared with $2,489,000, or $0.42 per diluted share, for the fiscal 2006 second quarter. Year-to-date, earnings increased 87.8 percent to $9,342,000, or $1.58 per diluted share from $4,974,000, or $0.85 per diluted share.

     For the fiscal 2007 second quarter and first half, the recently acquired BCS Group companies continue to meet expectations and added $0.09 and $0.10, respectively to diluted earnings per share. This includes the impact of an unfavorable purchase accounting adjustment to inventory in the

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amount of $489,000 before tax for the fiscal 2007 second quarter, and $1,223,000 before tax for the fiscal 2007 first half. These adjustments were non-cash and no further adjustments are anticipated.

     Commenting on the results, Michael E. Batten, Chairman, President and Chief Executive Officer, said, “We are encouraged by our financial results for the first half of the year. Earnings for both the second quarter and first six months were the highest in the Company’s history. These results reflect the combined efforts of our marketing, engineering and manufacturing teams to position us in markets with cost-effective and profitable products. We continue to seek and implement strategies that will expand our business profitably by extending our leadership positions in the markets we serve.”

     Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Secretary, stated, “Because of our strong incoming orders and six-month backlog, inventories increased 27.1 percent with a corresponding increase in our debt position. In addition, year-to-date we have spent approximately $8,000,000 in capital expenditures and elected to make contributions of $7,720,000 to our domestic defined benefit pension plans in the fiscal 2007 first quarter with no additional contributions made in the fiscal 2007 second quarter. We believe that our balance sheet remains strong with sufficient liquidity should additional working capital be required. Working capital for the period ended December 31, 2006 increased 21.5 percent to $86,856,000 compared to $71,510,000 at June 30, 2006. Shareholders’ equity was $100,760,000 at December 31, 2006 compared to $89,233,000 at June 30, 2006 and $69,879,000 at December 31, 2005.”

     Mr. Batten concluded, “We are optimistic that fiscal 2007 will be another record year for the Company. Our six-month backlog now stands at $112,426,000 (which includes backlog of $7,547,000 from BCS). This compares to the six-month backlog (excluding backlog from BCS) of $91,598,000 at fiscal 2006 year end and $87,000,000 at December 31, 2005. We are excited about our opportunities as we go into the second half of the fiscal year. Further, the Board of Directors increased our March dividend payment 15.8 percent to $0.11 per common share.”

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drivers, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

--Financial Results Follow--

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)

		Three Months Ended	Six Months Ended
		December 31,	December 31,
	2006	2005	2006	2005

Net sales	$74,239	$57,051	$140,013	$106,628
Cost of goods sold	49,850	41,028	95,311	76,201

Gross profit	24,389	16,023	44,702	30,427
Marketing, engineering and
administrative expenses	14,528	11,489	28,180	21,637
Interest expense	824	399	1,467	715
Other expense (Income), net	(248)	(47)	(328)	(101)

Earnings before income
taxes and minority interest	9,285	4,182	15,383	8,176
Income taxes	3,573	1,671	5,950	3,137
Minority interest	(42)	(22)	(91)	(65)
Net earnings	$ 5,670	$ 2,489	$ 9,342	$ 4,974

Earnings per share:
Basic	$ 0.98	$ 0.43	$ 1.61	$ 0.87
Diluted	$ 0.96	$ 0.42	$ 1.58	$ 0.85

Average shares outstanding:
Basic	5,809	5,776	5,805	5,754
Diluted	5,906	5,900	5,901	5,868

Dividends per share	$ 0.095	$0.0875	$ 0.190	$ 0.175

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	June 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$14,741	$16,427
Trade accounts receivable, net	52,018	55,963
Inventories, net	82,731	65,081
Deferred income taxes	6,221	5,780
Other	6,325	7,880

Total current assets	162,036	151,131

Property, plant and equipment, net	52,315	46,958
Goodwill	15,960	15,304
Deferred income taxes	4,041	4,152
Intangible assets, net	11,905	12,211
Other assets	6,617	6,416

	$252,874	$236,172

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank overdraft	$ -	$3,194
Notes payable	-	16
Current maturities on long-term debt	232	633
Accounts payable	29,712	27,866
Accrued liabilities	45,236	47,912

Total current liabilities	75,180	79,621

Long-term debt	54,653	38,369
Accrued retirement benefits	20,866	28,065
Other long-term liabilities	846	312

	151,545	146,367

Minority interest	569	572

Shareholders' equity:
Common stock	12,382	11,777
Retained earnings	109,885	101,652
Accumulated other comprehensive loss	(6,638)	(9,166)

	115,629	104,263
Less treasury stock, at cost	14,869	15,030

Total shareholders' equity	100,760	89,233

	$252,874	$236,172

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